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                                                                       EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated this 23rd day of April, 1999, by and between among ATLANTIC PREMIUM BRANDS, LTD., a Delaware corporation ("BUYER"), BOBBY L. GROGAN and BETTY RUTH GROGAN, husband and wife and residents of Kentucky (individually, a "SELLER", and together, "SELLERS").

                                R E C I T A L S:

         A. Sellers own an aggregate of 573,810 shares of the issued and outstanding common stock (collectively, the "STOCK") of Buyer.

         B. Sellers have offered to Buyer the opportunity to acquire the Stock at a purchase price of $2.40 per share, for an aggregate purchase price ("PURCHASE PRICE") of One Million Three Hundred Seventy Seven Thousand One Hundred Forty-four and No/00 Dollars ($1,377,144.00).

         C. Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, all of the Stock, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. RECITALS. The Recitals to this Agreement are hereby incorporated herein as part of this Agreement.

         2. SALE AND PURCHASE. On the Closing Date (as hereinafter defined), in reliance on the representations, warranties, and agreements of the parties, and on the terms and subject to the conditions herein set forth, Sellers shall sell, convey, transfer, assign and deliver, to Buyer, as set forth below, and Buyer shall buy from Sellers, the Stock, free and clear of all Encumbrances (as hereinafter defined). Sellers shall deliver to Buyer the stock certificates representing the Stock, together with duly executed stock powers, with signatures guaranteed, pursuant to the form of transmittal letter ("TRANSMITTAL LETTER") attached hereto as EXHIBIT A.

         3. PAYMENT OF PURCHASE PRICE. The Purchase Price, as calculated above in Recital B hereof, shall be paid to Seller in immediately available funds at Closing (as hereinafter defined).

         4. CLOSING. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place in escrow on or before April 30, 1999 (the "CLOSING DATE"), or on such other date as the parties hereto may mutually agree in writing. Both Buyer and Sellers will deposit with Buyer's attorney all documents to be executed and delivered in connection with the transactions contemplated hereby. On or before the Closing Date, Buyer will deliver the Purchase Price to an account designated by Sellers. Upon Sellers' receipt thereof, Buyer's attorney will cause all documents to be released to the appropriate party. If the Purchase Price has not been so delivered to Sellers by April 30, 1999, Buyer's attorney will send documents to the parties who delivered such documents to him.

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         5.  SELLERS' REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.
Each of the Sellers hereby jointly and severally, with the other Seller, represents and warrants to, covenants and agrees with, Buyer, now and as of the Closing Date, with the intent that the same may be relied upon by Buyer, as follows:

                  A. Encumbrances. The Stock is owned of record and beneficially by Sellers and Sellers have not had any notice of and have not taken any actions which would create any of the following (collectively referred to as "ENCUMBRANCES"): security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral, encumbering title in any way or affecting the ownership or voting of the Stock, other than the Encumbrances created by this Agreement and the certain Stock Purchase Agreement ("SPA") among the parties dated as of October 1, 1996. Other than the Stock, neither of the Sellers nor any associate or affiliate of either of the Sellers has any (i) equity interest of any nature in and to Buyer, (ii) any right or interest to acquire any such equity interest, and there exists no agreement, commitment or understanding with respect to any such interest.

                  B. Authorization. This Agreement and all writings relating hereto to be executed and delivered by Sellers constitute the valid and binding obligations of Sellers, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement or any writing relating hereto nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will:
(i) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation would impair Sellers' ability to perform their obligations hereunder; or (ii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any Encumbrance upon the Stock under any agreement or writing to which either Seller is a party or which may affect the Stock in general. No consent or approval of or notification to any third party or governmental authority is required in connection with the execution and delivery by Sellers of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

                  C. Litigation and Claims. Neither Seller is aware of any pending or threatened actions, suits, claims, investigations or legal or administrative or arbitration proceedings which may affect the Stock or the transactions contemplated hereby in any way.

                  D. Brokers and Finders. With respect to this Agreement and the transactions contemplated hereby, neither Seller is directly or indirectly liable for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for either Seller.

                  E. Confidentiality. Each of the Sellers acknowledges that the information to be provided to each represents, in part, material, non-public information regarding Buyer and its prospects. Each of the Sellers further acknowledges that each understands that the securities laws of the United States prohibit any person who has material, non-public information concerning a public company or a possible transaction involving a public company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell securities in reliance upon such information.

                  F. Sellers' Acknowledgments. Each of the Sellers acknowledges that each has been advised by Buyer of certain matters in which Buyer is currently involved, including those transactions described in

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Exhibit C, attached hereto. Each of the Sellers further acknowledges that (x)
each is an "accredited investor" (as that term is defined in Rule 501 promulgated by the Securities Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "SECURITIES ACT")) and has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the transaction contemplated to be made hereunder; and (y) each has had an opportunity to discuss the matters described above with Buyer's management and all of each Seller's questions have been answered to each Seller's full satisfaction.

                  G. SEC Matters. Sellers have received all of the SEC Reports (as defined below). In making their decision to sell the Stock, Sellers have relied solely upon independent investigations made by them or their financial advisors, and they have received no representation or warranty from Buyer or any of its affiliates, employees or agents, except as expressly set forth herein. For purposes hereof, the term "SEC REPORTS" means (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (including all exhibits), and
(ii) all other forms, reports and other registration statements filed by Buyer with the SEC since January 1, 1996. Sellers acknowledge that Buyer's common stock, as traded on the American Stock Exchange, has very little liquidity, and therefore can have dramatic and substantial price changes on very little trading activity.

                  H. Tax Matters. Sellers acknowledge that Buyer had no plan or intention to reacquire any of the Stock, until immediately prior to the execution hereof.

         6. BUYER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Buyer hereby represents, warrants and declares to, and acknowledges and agrees with, Sellers, now and as of the Closing, with the intent that the same may be relied upon by Sellers, as follows:

                  A. Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full power and authority to enter into this Agreement and perform all acts necessary or appropriate to consummate the transactions contemplated hereby.

                  B. Authorization. This Agreement and all writings relating hereto to be executed and delivered by Buyer have been duly authorized by all necessary action and constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms. The individuals executing this Agreement and the other documents executed in connection herewith on behalf of Buyer have been duly authorized to execute all of such documents on behalf thereof. Neither the execution and delivery hereof nor any writing relating hereto nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will: (i) conflict with or result in a material breach of the Certificates of Incorporation or By-Laws of Buyer; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, modification, cancellation or acceleration under), any agreement or writing of any nature to which Buyer is a party or by which its assets may be bound or affected, or, except as consented to by Buyer, result in the creation of any Encumbrance against or upon any of its assets under any agreement or writing to which it is a party or by which its assets may be bound or affected; or (iv) impair or in any way limit any governmental or official license, approval, permit or authorization of Buyer. Other than Fleet Capital Corporation and BOCP (as defined in EXHIBIT C), no consent or approval of or notification to any Person is necessary or required in connection with the execution and delivery by Buyer hereof or any writing relating hereto or the consummation of the transactions contemplated

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hereby or thereby.

                  C. Brokers and Finders. Neither Buyer nor any officer, director or employee thereof, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement and the transactions contemplated hereby.

                  D. Waiver. Only for purposes of consummating the transactions contemplated hereby, Buyer hereby expressly waives the restrictions and limitations contained in Section 12I of the SPA.

         7. SELLER'S ADDITIONAL ACKNOWLEDGMENTS. In addition to the acknowledgments of Section 5F hereof, each Seller hereby makes the following acknowledgments to and agreements with Buyer relating to Buyer's business affairs:

                  A. Sellers have been furnished with all unaudited quarterly and audited annual financial statements of Buyer since Sellers became stockholders of Buyer.

                  B. Sellers understand and are generally familiar with the business and affairs of Buyer.

                  C. Sellers and their representatives and agents have been afforded free and full access to the assets, properties, books and records of Buyer, including the financial projections for Buyer's fiscal year ending December 31, 1999, and to such additional information regarding the business and properties of Buyer as Sellers have requested, so that Sellers have had a full opportunity to make investigations of the assets and affairs of Buyer and arrive at an informed business judgment as to the merits of the transactions contemplated by this Agreement; Buyer has made all documents pertaining to its affairs and business available to Sellers and has allowed Sellers and their agents and representatives an opportunity to meet with the executive officers of Buyer and ask questions and receive answers thereto and to verify and clarify any information contained in such documents. Each Seller acknowledges that the projections delivered to it are (i) based on information and assumptions which have not been reviewed for accuracy or reasonableness by any third party or expert, (ii) based on assumptions about circumstances and events which have not yet occurred and that are beyond the control of Buyer, (iii) subject to variations that may arise in the future. No representation or warranty, express or implied, has been made by Buyer to Sellers as to the reasonableness or accuracy of such projections and forecasts and, as a result, such forecasts or projections are being viewed by Sellers solely as an orderly representation of estimated results if the assumptions set forth therein are fulfilled.

                  D. Except as expressly stated herein, Buyer disclaims any warranty, guaranty, or representation, oral or written, past present or future, of as to, or concerning (i) the nature and condition of its assets or liabilities, including, without limitation, the suitability of the assets of Buyer for any and all activities and uses which it may elect to conduct therewith and (ii) the compliance of Buyer or its operations with any laws, ordinances or regulations of any government or other authority. Sellers have had an opportunity to inspect the books and records of Buyer and its assets and liabilities and each Seller has relied solely on such Seller's own investigation. Buyer makes no representation or warranty with respect to the information provided or to be provided with respect to the Stock, Buyer and Buyer's assets and liabilities, except as expressly provided herein.

                  E. Sellers shall sign a proxy in the form of EXHIBIT B, attached hereto, and deliver same to Buyer.

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         8.  CLOSING TRANSACTIONS.  On the Closing Date:

                  A.  Sellers shall deliver or cause to be delivered to Buyer:

                           (i)   The stock certificate(s) representing the
Stock, along with the Transmittal Letter, properly endorsed for transfer or accompanied by duly endorsed stock powers, signature guaranteed by a national bank or member of a national securities exchange.

                           (ii)  All consents and waivers required for Sellers
to enter into this Agreement and consummate the transactions contemplated hereby.

                           (iii) Such other documents as Buyer reasonably
requests.

                  B. Buyer shall deliver or cause to be delivered to Sellers the Purchase Price, in immediately available funds by wire transfer to an account designated in writing by Sellers.

         9. CONDITIONS OF OBLIGATIONS OF BUYER. The obligations of Buyer to perform this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:

                  A. Representations and Warranties. The representations and warranties of Sellers in this Agreement or in any certificate or document delivered in connection herewith shall be true and correct on the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate stating such.

                  B. Performance of Obligations of Sellers. Sellers shall have performed all agreements and obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate stating such.

                  C. Consents. Sellers shall have obtained, or to the satisfaction of Buyer obviated the need to obtain, all consents or waivers from third parties necessary to convey the Stock to Buyer.

                  D. No Litigation. No action, suit or other proceeding shall be pending before any court or governmental authority seeking or threatening to restrain or prohibit the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation of such transactions would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

         10. CONDITIONS OF OBLIGATIONS OF SELLER. The obligations of Sellers to perform this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  A. Representations and Warranties. The representations and warranties of Buyer in this Agreement or in any certificate or document delivered pursuant hereto shall be true and correct on the Closing Date as though made on and as of the Closing Date, and Sellers shall have received a certificate stating such.

                  B. Performance of Obligations of Buyer. Buyer shall have performed all agreements and obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Sellers shall have received a certificate stating such.

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                  C. Consents. Buyer shall have obtained, or to the satisfaction of Sellers obviated the need to obtain, all consents or waivers from third parties necessary to consummate the transactions contemplated hereby.

                  D. No Litigation. No action, suit or other proceeding shall be pending before any court or governmental authority seeking or threatening to restrain or prohibit the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation of such transactions would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

         11. SURVIVAL. All representations, warranties, agreements and acknowledgments made by any party to this Agreement or pursuant hereto shall survive the Closing.

         12.  INDEMNIFICATION.

                  A. Each party (the "INDEMNIFYING PARTY") shall indemnify and save the other and each of its respective shareholders, subsidiaries, affiliates, officers, directors, representatives and agents (collectively, the "INDEMNIFIED PARTIES") harmless from, against, for and in respect of:

                           (i)  any and all damages, losses, settlement
payments, obligations, liabilities, claims, actions, or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any Indemnified Party because of (a) the claims of any broker or finder engaged by the Indemnifying Party; (b) the untruth, inaccuracy or breach of any representation, warranty, agreement or acknowledgment of the Indemnifying Party; and

                           (ii) all reasonable costs and expenses (including,
without limitation, attorneys' fees, interest and penalties) incurred by any Indemnified Party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 12.

                  B. All amounts that may become due to an Indemnified Party shall be paid by the Indemnifying Party immediately upon demand, and if not so paid, any amounts remaining unpaid shall accrue interest at the rate of 15% per annum, accruing from the date demanded to the date paid.

         13.  MISCELLANEOUS.

                  A. Manner of Closing. At the Closing, all transactions shall be conducted substantially concurrently and no transaction shall be deemed to be completed until all are completed.

                  B. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective executors, successors and assigns. Notwithstanding the foregoing, each Seller is prohibited from assigning his/her interests hereunder, by operation of law or otherwise.

                  C. Entire Agreement; Amendments. This Agreement and the Exhibit attached hereto, and the other writings referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter, and supersedes all prior understandings and agreements. This Agreement may be amended only by a written instrument duly executed by the parties. Any reference herein

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to this Agreement shall be deemed to include the Exhibit attached hereto. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

                  D. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  E. Notices. All notices, claims, certificates, requests, demands and other communications ("COMMUNICATIONS") hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed (by registered or certified mail, postage prepaid) or sent by overnight courier service or facsimile addressed as follows:

         If to either Seller,
          in care of Mr. Grogan, at:        Bobby L. Grogan
                                            Route #2
                                            Arlington, KY 42021

         With a copy to:                    Gary B. Houston, Esq.
                                            WHITLOW ROBERTS HOUSTON & STRAUB
                                            Old National Bank Building
                                            300 Broadway
                                            Paducah, KY  42002-0995
                                            Facsimile: (502)443-4571

         If to Buyer:                       c/o Sterling Capital, Ltd.
                                            650 Dundee Road, Suite 370
                                            Northbrook, IL  60062
                                            Facsimile: (847)480-0199

         With a copy to:                    Tom D. Wippman, P.C.
                                            650 Dundee Road, Suite 370
                                            Northbrook, Illinois 60062
                                            Facsimile: (847)480-1251

or to such other address as the person to whom a communication is to be given may have furnished to the others in writing in accordance herewith. A communication given by any other means shall be deemed duly given on the earlier of when actually received by the addressee or three (3) days after sending such communication. Notice hereunder to either Seller shall be deemed to be notice to the other Seller.

                  F. Public Announcements. All public announcements relating to this Agreement or the transactions contemplated hereby, will be made only as may be agreed upon jointly by the parties hereto, or as Buyer considers required or appropriate to comply with applicable law. Any governmental, public or private inquiries or requests for information shall be promptly referred to Buyer.

                  G. Further Assurances. After the Closing Date, without further consideration, the parties shall execute and deliver such further instruments, documents, releases and waivers, including acknowledgments,

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as either party shall reasonably request to consummate the transactions contemplated hereby and to perfect Buyer's title to the Stock.

                  H. Waivers. No waiver of any provision hereof shall be deemed effective unless the party whom is claimed to have waived such provision shall have signed an instrument waiving the compliance with such provision. Any party to this Agreement may, by written notice to the other party hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

                  I. Materiality and Knowledge. The terms "MATERIAL" or "MATERIALLY" or "MATERIALITY" shall mean the existence of a fact or condition or facts or conditions which, if a dollar amount is readily ascertainable with respect to such, has a value, either individually or in the aggregate, of more than $50,000.00. The term "KNOWLEDGE" shall mean (i) actual knowledge or notice,
(ii) that knowledge which a party should know after having made all reasonable inquiries and (iii) that an individual or individuals making a statement as to its, his or her "KNOWLEDGE" has made all reasonable inquiries regarding the facts and circumstances relating to such statement. For purposes of this Agreement, the knowledge of one Seller shall be deemed to be the knowledge of the other Seller (i.e., the knowledge of one Seller shall be imputed to the other Seller), and the receipt of a notice by any shall be deemed to be receipt by the other.

                  J. Counterparts. The Agreement may be executed in one or more counterparts, but all such counterparts shall constitute one and the same instrument.

                  K. Certificate. A Certificate shall mean a certificate signed by the individual stating that (i) such individual who is signing the certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the individual's knowledge, after due inquiry, such certificate does not misstate any material fact and does not omit any fact necessary to make the certificate not misleading.

                  L. Use of Certain Terms. The term "each of the Sellers" shall mean either Seller or both Sellers, whichever has the broadest meaning given the particular context. The term "PERSON" shall mean an individual, a partnership, a joint venture, a joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, any other legal entity and a government, governmental body or quasi-governmental body, or any department, agency or political subdivision thereof.

                  M. Applicable Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements between Delaware residents entered into and to be performed entirely within Delaware.

                  N. Consent to Jurisdiction. For those matters or disputes of any nature arising out of, connected with, related or incidental to any matter herein, the parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of Delaware located in the City of Wilmington, Delaware and to the jurisdiction of the United States District Court for Delaware located in such city for the purpose of bringing any action that may be brought in connection with the provisions hereof. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the exclusive jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person set forth herein

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or to any subsequent address to which notices shall be sent.

                  O. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, singular and plural as the identity of that person referred to requires.

                  P. Joint and Several Obligations. The duties and obligations of each of the Sellers are joint and several, and Sellers hereby acknowledge the same, and each of the Sellers hereby guarantees performance of all duties and obligations of the other under and pursuant to this Agreement. Furthermore, where there is imposed an obligation or duty upon one Seller, the other Seller shall be jointly and severally liable for ensuring the prompt compliance of such obligation or duty thereof.

                  Q. Effect of Disputes. Notwithstanding the fact that there may from time to time be disputes among the parties concerning the terms and conditions hereof, the parties agree not to under any circumstances, disparage, criticize or denigrate the talents, skills, prospects, abilities, integrity or character of the other parties hereto, or such parties' management, directors, employees, agents or representatives (including those of Buyer and its affiliates). Each of the Sellers further agrees that each will not, at any time after the date hereof and without Buyer's written consent, contact any past, present or prospective customer, supplier, employee or agent or representative of Buyer or any affiliate thereof with the intent, purpose or effect of injuring the reputation, business or business relationships of such parties. The provisions of this Section shall survive the execution and termination hereof, irrespective of the reason for such termination.

                  R. Mutual Drafting. This Agreement is the joint product of Buyer and Sellers and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and counsel, and shall not be construed for or against any party hereto.


                                  (end of text)
                     **************************************

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ATLANTIC PREMIUM BRANDS, LTD.




By /s/ MERRICK M. ELFMAN
   ---------------------
Merrick M. Elfman, Chairman




/s/ BOBBY L. GROGAN
-------------------
Bobby L. Grogan




/s/ BETTY RUTH GROGAN
---------------------
Betty Ruth Grogan


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                                    EXHIBITS

Exhibit A         Form of Transmittal Letter
Exhibit B         Form of Proxy
Exhibit C         Possible Transactions Acknowledgment


         THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OF THE EXHIBITS LISTED ABOVE TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

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